First Amendment

to the

Compliance Consulting Agreement

Between Capitol Series trust

and

Ultimus Fund Solutions, LLC

This first amendment (“Amendment”) to the Compliance Consulting Agreement (“Agreement”) dated December 21, 2016 is made by and between Capitol Series Trust and Ultimus Fund Solutions, LLC (collectively the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform and fulfill the promises, conditions, and agreements described below:

1.	The first paragraph of the Agreement is deleted and replaced with the following:

THIS AGREEMENT is made as of the 21st day of December, 2016, by and between Capitol Series Trust (the “Trust”), an Ohio business trust on behalf of the Funds listed on Schedule A to the Agreement and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

The parties hereto have executed this Amendment to the Agreement as of October 1, 2017.

CAPITOL SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Robert G. Dorsey
	Matthew J. Miller		Robert G. Dorsey
Title:	President	Title:	Chief Executive Officer – Managing Director

AMENDED SCHEDULE A

to the

Compliance Consulting Agreement

between

Capitol Series Trust

and

Ultimus Fund Solutions, LLC

Dated December 21, 2016

Fund(s)

Hedeker Strategic Appreciation Fund

Fuller & Thaler Behavioral Small-Cap Equity Fund

The parties hereto have executed this Amended Schedule A as of October 1, 2017.

CAPITOL SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Robert G. Dorsey
	Matthew J. Miller		Robert G. Dorsey
Title:	President	Title:	Chief Executive Officer – Managing Director

Compliance Consulting Services Fee Letter

for

Capitol Series Trust

on behalf of the

Fuller & Thaler Funds listed on Schedule A

to the

Compliance Consulting Agreement

This Fee Letter dated October 1, 2017, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”), on behalf of the Fuller & Thaler Funds listed on Schedule A to the Agreement (the “Fund(s)”), pursuant to the Compliance Consulting Agreement dated December 21, 2016 (the “Agreement”).

1.	Fees

1.1.	For the Services provided under the Agreement, Ultimus shall be entitled to receive an annual fee of $6,000 from each Fund listed on Schedule A, to be paid on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s or the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Fund will reimburse Ultimus for or pay directly certain out-of- pocket expenses incurred on the Trust’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust.

3.	Term

3.2.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by either party as provided under Section 5 of the Agreement, until the expiration of the Agreement’s Initial Term (the “Initial Term”).

3.3.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Ultimus by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all parties.

The parties duly executed this Amendment as of October 1, 2017.

	Capitol Series Trust		Ultimus Fund Solutions, LLC
On behalf of the
Fuller & Thaler Funds listed on
Schedule A of the Agreement

By:	/s/ Matthew J. Miller	By:	/s/ Robert G. Dorsey
Name:	Matthew Miller	Name:	Robert G. Dorsey
Title:	President	Title:	Chief Executive Officer – Managing Director

Fuller & Thaler Asset Management, Inc.

By:	/s/ Ed Stubbins
Name:	Ed Stubbins
Title:	Partner

Page 2 of 2
Fuller & Thaler - Capitol Series Trust
Compliance Consulting Agreement - Fee Letter
October 1, 2017